                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

    The Goldman Sachs Group, L.P.
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   (Last)               (First)                 (Middle)

    85 Broad Street
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                                    (Street)

    New York,                        New York                      10004
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


   December 2, 1998
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Ticketmaster Online-CitySearch, Inc.
   (TMCS)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

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                                Table I -- Non-Derivative Securities Beneficially Owned                                            |
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                              |                                |                     |                                             |
                              |                                |                     |                                             |
                              |                                | 3. Ownership Form:  |                                             |
                              |       2. Amount of Securities  |    Direct (D) or    |                                             |
1. Title of Security          |          Beneficially Owned    |    Indirect (I)     | 4. Nature of Indirect Beneficial Ownership  |
   (Instr. 4)                 |          (Instr. 4)            |    (Instr. 5)       |    (Instr.5)                                |
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                              |                                |                     |                                             |
                              |                                |                     |                                             |
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                              |                                |                     |                                             |
                              |                                |                     |                                             |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one  Reporting  Person,  see  Instruction
 5(b)(v).


FORM 3 (continued)

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                                  Table II -- Derivative Securities Beneficially Owned                                             |
                             (e.g., puts, calls, warrants, options, convertible securities)                                        |
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                        |                       |                                      |              |               |            |
                        |                       |                                      |              | 5. Owner-     |            |
                        |                       |   3. Title and Amount of Securities  |              |    ship       |            |
                        |                       |      Underlying Derivative Security  |              |    Form of    |            |
                        |2. Date Exercisable    |      (Instr. 4)                      |              |    Derivative |            |
                        |   and Expiration Date |   ---------------------------------  | 4. Conver-   |    Security:  |            |
                        |   (Month/Day/Year)    |                       |  Amount      |    sion or   |    Direct     |6.Nature of |
                        |---------------------- |                       |  or          |    Exercise  |    (D) or     |  Indirect  |
                        |Date      |Expira-     |                       |  Number      |    Price of  |    Indirect   |  Beneficial|
1. Title of Derivative  |Exer-     |tion        |                       |  of          |    Derivative|    (I)        |  Ownership |
   Security (Instr. 4)  |cisable   |Date        |   Title               |  Shares      |    Security  |    (Instr.5)  |  (Instr. 5)|
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                        |          |            |                       |              |              |               |            |
Class A Common Stock    |  Immed.  |    01      |Class B Common Stock   |  01 and 02   |      01      |       02      |     02     |
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                        |          |            |                       |              |              |               |            |
                        |          |            |                       |              |              |               |            |
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Instruction 5(b)(v) list of other Reporting Persons:

This statement is being filed by GS Capital Partners II, L.P. ("GSCP"), GS Capital Partners II Offshore, L.P. ("GSCP II Offshore"), GS Capital Partners II (Germany) Civil Law Partnership ("GSCP II Germany," and together with GSCP and GSCP II Offshore, "GSCP II"), GS Advisors, L.P. ("GS Advisors"), GS Advisors II (Cayman), L.P. ("GS Advisors Cayman"), Goldman, Sachs & Co. oHG ("GS oHG"), Stone Street Fund 1996, L.P. ("Stone Street 1996"), Bridge Street Fund 1996, L.P. ("Bridge Street 1996," and together with Stone Street 1996, the "Stone/Bridge Funds"), Stone Street Empire Corp. ("Empire Corp."), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, L.P. ("GS Group," and together with GSCP, GSCP II Offshore, GSCP II Germany, GS Advisors, GS Advisors Cayman, GS oHG, Stone Street 1996, Bridge Street 1996, Empire Corp. and Goldman Sachs, the "Reporting Persons"). The principal business address of each of Goldman Sachs, GS Group, GSCP, Stone Street 1996, Bridge Street 1996, Empire Corp. and GS Advisors is 85 Broad Street, New York, New York 10004. The principal business address of each of GSCP II Offshore and GS Advisors Cayman is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address of each of GSCP II Germany and GS oHG is MesseTurm Friedrich-Ebert-Anlage 49, 60308 Frankfurt am Main, Germany.

Explanation of Responses:

01: Each share of Class A Common Stock is convertible at any time at the option of the holder, without payment of consideration, into one share of Class B Common Stock.

02: Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 2,387,981 shares of Class A Common Stock through GSCP II and the Stone/Bridge Funds (collectively, the "Limited Partnerships") of which affiliates of Goldman Sachs and GS Group are the general partner, managing general partner or managing partner. Goldman Sachs is the investment manager of GSCP II. GS Group is the general partner of and owns a 99% interest in Goldman Sachs. Goldman Sachs and GS Group each disclaim beneficial ownership of the securities beneficially owned by the Limited Partnerships except to the extent of their pecuniary interest therein.

GSCP may be deemed to own beneficially and directly, and its general partner, GS Advisors, may be deemed to own beneficially and indirectly, 1,498,290 shares of Class A Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GSCP II Offshore may be deemed to own beneficially and directly, and its general partner, GS Advisors Cayman, may be deemed to own beneficially and indirectly, 595,631 shares of Class A Common Stock. GS Advisors Cayman disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GSCP II Germany may be deemed to own beneficially and directly, and its managing partner, GS oHG, may be deemed to own beneficially and indirectly, 55,264 shares of Class A Common Stock. GS oHG disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Stone Street 1996 may be deemed to own beneficially and directly, and its general partner, Empire Corp., may be deemed to own beneficially and indirectly, 142,296 shares of Class A Common Stock. Empire Corp. disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Bridge Street 1996 may be deemed to own beneficially and directly, and its managing general partner, Empire Corp., may be deemed to own beneficially and indirectly, 96,500 shares of Class A Common Stock. Empire Corp. disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Signatures:

GS CAPITAL PARTNERS II, L.P.


By:  s/ Roger S. Begelman
     -------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GS ADVISORS, L.P.


By:  s/ Roger S. Begelman
     --------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GS CAPITAL PARTNERS II OFFSHORE, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GS ADVISORS II (CAYMAN), L.P.


By:  s/ Roger S. Begelman
     ----------------------------
     Name:    Roger S. Begelman
     Title:   Attorney-in-fact


GS CAPITAL PARTNERS II (Germany) CIVIL LAW PARTNERSHIP
(with limitation of liability)


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GOLDMAN, SACHS & CO. oHG


By:  s/ Roger S. Begelman
     -------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GOLDMAN, SACHS & CO.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact



THE GOLDMAN SACHS GROUP, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


STONE STREET FUND 1996, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


BRIDGE STREET FUND 1996, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


STONE STREET EMPIRE CORP.


By:  s/ Roger S. Begelman
     --------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


Date:     February 3, 1999



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.